EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genaera Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-52882, 33-71984, 333-10889, 333-62073, 333-69824 and 333-121163) on Form S-8 and registration statements (Nos. 333-106678, 333-73798 and 333-121577) on Form S-3 of Genaera Corporation (formerly Magainin Pharmaceuticals Inc.) of our reports dated March 6, 2006, with respect to the balance sheets of Genaera Corporation as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Genaera Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania March 6, 2006